Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Sagent Pharmaceuticals, Inc. for the registration of 22,571,145 shares of its common stock and $500,000,000 in debt securities and to the incorporation by reference therein of our report dated March 18, 2013, with respect to the financial statements of Sagent Agila, LLC., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 5, 2014